EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports

Fiscal 2024 Third Quarter Financial Results

ORLANDO, FL – May 9, 2024 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2024 third quarter ended March 31, 2024.

Fiscal 2024 Third Quarter & Subsequent Highlights:

•	Revenue of $7.6 million for the third quarter of fiscal 2024
	-	18% of revenue was for customized lens assemblies and solutions and related engineering services, or LightPath 2.0 as we refer to these product groups
•	Total backlog at March 31, 2024 of $22.0 million
•	Net loss for the third quarter of fiscal 2024 was $2.6 million
•	EBITDA* loss for the third quarter of fiscal 2024 was $1.5 million
•	Delivered on first milestone of the Lockheed Martin phase one development order
•	Received a European Defense license which allows the Company to supply products to the European Defense industry, one of the largest defense markets in the world
•	Commercial launch of our new BlackDiamond-NRL infrared glass, BDNL-4
•	First major design win for new BDNL materials for a new airborne Department of Defense program
•	Stockholders elected former Space Force CTO Kim Crider to the Board of Directors

Management Commentary

LightPath's President and Chief Executive Officer Sam Rubin stated, "Developments in early 2024 continued to underscore our strategic shift from a component manufacturer (which we refer to as LightPath 1.0) to a value-added solutions provider of customized lens assemblies, solutions and related engineering services.  We refer to these product groups as LightPath 2.0.  In the third quarter, 18% of our revenue was attributed to Lightpath 2.0. This included delivery of the first milestone in our initial, phase one order with Lockheed Martin for development and initial prototypes of an advanced electro-optical thermal system for a new Lockheed Martin missile program. The $4.7 million order is the first part of the $7.5 million design phase of the program. It is expected that in the later part of the design phase, the end customer will decide whether to award the production order for the Lockheed Martin solution, or select the competing solution that is being developed in parallel. The ultimate selection of Lockheed Martin by the end customer would likely result in a substantial revenue opportunity should LightPath be awarded a contract to supply the part we are designing for Lockheed Martin.”

“Further opening our addressable market and revenue opportunities, we were recently granted a European Defense license, which provides LightPath with the ability to supply products directly to the European Defense industry, one of the largest defense markets in the world. The European Union (“EU”) defense market continues to grow, up 12.5% to a record $295 billion in 2023, and the European Union recently unveiled its first ever defense industrial strategy that encourages cooperation and purchases in defense technology development among EU members, such as Latvia. Not only does this license enable us to participate in the design, engineering and application phases of European defense contracts, but more importantly, it allows us to participate in programs that are funded by the EU, wherever an end product manufacturer would need infrared optics of an existing design and program.”

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

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“In tandem with the license, we have expanded capacity and capabilities at our Latvia operation to vertically integrate and prepare for a significant increase in European defense sales, which requires all components to be produced inside the EU. Recently we commissioned additional optical coating capabilities and capacity in our facility in Riga, Latvia. We also completed qualification of a new High Durability Anti-Reflective coating now available from this facility that provides customers an advanced coating that protects the optics in harsh environments while maintaining high optical transmission.”

"On the materials front, in the third fiscal quarter we commercially launched our first new BlackDiamond-NRL infrared glass, BDNL-4, with its first incorporation within a US Department of Defense  program of record. BDNL-4 was designed into a new airborne system expected to require upwards of 150,000 lenses. This is a key new material in the chalcogenide glass series licensed from the US Naval Research Laboratories (NRL) as a substitute for Germanium. The material exhibits a negative thermo-optic coefficient, an important attribute for making systems athermalized, enabling the design of devices that are unaffected by temperature changes. We believe BDNL-4 could become a pivotal material for thermal cameras used in drones and other systems requiring operation across a wide range of temperatures. We also expect to release BDNL-6 and BDNL-8 materials soon," concluded Rubin.

2024 Fiscal Third Quarter Financial Results

Revenue for the third quarter of fiscal 2024 was approximately $7.7 million, an increase of approximately $0.3 million, or 4%, as compared to approximately $7.4 million in the same quarter of the prior fiscal year. Revenue among our product groups for the third quarter of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	Third Quarter of Fiscal 2024	Third Quarter of Fiscal 2023	% Change
Infrared ("IR") components	$3.6	$3.1	16%
Visible components	$2.7	$3.1	-13%
Assemblies & modules	$0.8	$1.0	-16%
Engineering services	$0.6	$0.2	211%

** Numbers may not foot due to rounding

•

Revenue generated by IR components was approximately $3.6 million in the third quarter of fiscal 2024, an increase of approximately $0.5 million, or 16%, as compared to the same quarter of the prior fiscal year. The increase in revenue is primarily due to an increase in shipments against an annual contract for an international military program.

•

Revenue generated by visible components was approximately $2.7 million, a decrease of approximately $0.4 million, or 13%, as compared to the same quarter of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the defense and medical industries. Sales to customers in the telecommunications industry in China also decreased.

•

Revenue from assemblies and modules decreased by 16%, as compared to the same quarter of the prior fiscal year, primarily due to timing of shipments against a multi-year contract with a defense customer. This decrease was partially offset by the addition of Visimid revenue.

•

Revenue from engineering services increased by $0.4 million, or 211%, for the third quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year. This increase was primarily driven by Visimid’s contract with Lockheed Martin, where revenue is generally recognized based on the achievement of milestones.

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Gross margin in the third quarter of fiscal 2024 was approximately $1.6 million, a decrease of $0.9 million, or 37%, as compared to the same quarter of the prior fiscal year. Total cost of sales was approximately $6.1 million for the third quarter of fiscal 2024, compared to approximately $4.9 million for the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 21% for the third quarter of fiscal 2024, compared to 34% for the same quarter of the prior fiscal year. The decrease in gross margin as a percentage of revenue is due to two main factors.  First, the decrease in visible components sales, offset by an increase in IR components sales which typically have lower margins than visible components. Second, the quarterly revaluation of inventory at standard cost resulted in a more significant adjustment for the third quarter of fiscal 2024 than in prior periods. The revaluation was a net write-down of inventory, driven by cost reduction efforts related to material, labor and outside services.

Selling, general and administrative (“SG&A”) costs were approximately $3.2 million for the third quarter of fiscal 2024, an increase of approximately $412,000, or 15%, as compared to approximately $2.8 million in the same quarter of the prior fiscal year. The increase in SG&A costs is primarily due to an increase in wages, including the addition of employees upon the acquisition of Visimid. We also incurred additional legal and professional fees in the third quarter of fiscal 2024 associated with our rescheduled annual stockholder meeting and previously disclosed Delaware chancery court proceedings.

Net loss for the third quarter of fiscal 2024 was approximately $2.6 million, or $0.07 basic and diluted loss per share, compared to $1.2 million, or $0.03 basic and diluted loss per share, for the same quarter of the prior fiscal year. The increase in net loss of approximately $1.4 million for the third quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year, was primarily attributable to the decrease in gross margin, coupled with increased operating expenses, including amortization of intangibles.

EBITDA* for the quarter ended March 31, 2024 was a loss of approximately $1.5 million, compared to $242,000 for the same quarter of the prior fiscal year. The decrease in EBITDA in the third quarter of fiscal 2024 was primarily attributable to lower sales and gross margin, coupled with increased operating expenses.

2024 Fiscal Year-To-Date Financial Results

Revenue for the first nine months of fiscal 2024 was approximately $23.1 million, a decrease of approximately $0.2 million, or 1%, as compared to approximately $23.2 million in the same period of the prior fiscal year.  The decrease was primarily driven by a decrease in sales of visible components, partially offset by increases in sales of IR components and engineering services. Revenue among our product groups for the first nine months of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	First Nine Months of Fiscal 2024	First Nine Months of Fiscal 2023	% Change
Infrared ("IR") components	$11.0	$9.6	15%
Visible components	$8.1	$10.2	-21%
Assemblies & modules	$3.1	$3.1	0%
Engineering services	$0.9	$0.3	213%

** Numbers may not foot due to rounding

•

Revenue generated by IR components was approximately $11.0 million in the first nine months of fiscal 2024, an increase of approximately $1.4 million, or 15%, as compared to approximately $9.6 million in the same period of the prior fiscal year. The increase in revenue is primarily due to an increase in shipments against an annual contract for an international military program.

•

Revenue generated by visible components was approximately $8.1 million, a decrease of approximately $2.2 million, or 21%, as compared to the same period of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the defense industry, as well as a decrease in sales through catalog and distribution channels in the U.S. and in Europe. Sales to customers in the telecommunications industry in China also decreased.

•

Revenue from assemblies and modules was flat as compared to the same period of the prior fiscal year. This was primarily due to a decrease in shipments against a multi-year contract with a defense customer, due to timing, which was offset by the addition of Visimid sales of infrared camera cores.

•

Revenue from engineering services increased by $621,000, or 213%, as compared to the same period of the prior fiscal year. This increase was primarily driven by Visimid’s contract with Lockheed Martin, where revenue is generally recognized based on the achievement of milestones. The remaining increase is driven by revenue from one of our space-related funded research contracts.

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Gross margin in the first nine months of fiscal 2024 was approximately $6.1 million, a decrease of $1.9 million, or 24%, as compared to the same period of the prior fiscal year. Total cost of sales was approximately $17.0 million for the first nine months of fiscal 2024, compared to approximately $15.3 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 26% for the first nine months of fiscal 2024, compared to 34% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the decrease in visible components sales, which typically have higher margins than our infrared components product group.  Our infrared component products  group comprised a greater portion of our sales for the first half of fiscal 2024. In addition, gross margin as a percentage of revenue for the first nine months of fiscal 2024 was unfavorably impacted by the aforementioned revaluation of inventory during the third quarter of fiscal 2024.

SG&A costs were approximately $8.7 million for the first nine months of fiscal 2024, an increase of approximately $263,000, or 3%, as compared to approximately $8.4 million in the same period of the prior fiscal year.  The increase in SG&A costs is primarily due to an increase in wages, partially offset by a decrease in stock-based compensation. The Company also incurred approximately $97,000 associated with the acquisition of Visimid, which closed in July 2023, as well as additional legal and professional fees in the third quarter of fiscal 2024 associated with our rescheduled annual stockholder meeting and previously disclosed Delaware chancery court proceedings.

Other income for the first nine months of fiscal 2024 includes a gain of $190,000 for the return of funds previously misappropriated by the Company’s former Chinese management team, as a result of legal proceedings.

Net loss for the first nine months of fiscal 2024 was approximately $5.7 million, or $0.15 basic and diluted loss per share, compared to $3.2 million, or $0.11 basic and diluted loss per share, for the same period of the prior fiscal year. The increase in net loss of approximately $2.4 million for the first nine months of fiscal 2024 as compared to the same period of the prior fiscal year was primarily attributable to the decrease in revenue and gross margin coupled with increased operating expenses and partially offset by the aforementioned other income in the Company’s Chinese subsidiary.

EBITDA* for the first nine months of fiscal 2024 was a loss of approximately $2.4 million, compared to $427,000 for the same period of the prior fiscal year. The decrease in EBITDA in the first nine months of fiscal 2024 was primarily attributable to lower revenue and gross margin, coupled with increased operating expenses and partially offset by the aforementioned other income in the Company’s Chinese subsidiary.

Liquidity and Capital Resources

Cash provided by operations was approximately $456,000 for the first nine months of fiscal 2024, compared to cash used in operations of approximately $920,000 for the same period of the prior fiscal year. Cash provided by operations for the first half of fiscal 2024 was largely driven by decrease in accounts receivable, as sales were higher in the fourth quarter of fiscal 2023 than in each of the first three quarters of fiscal 2024. Cash used in operations in the first half of fiscal 2023 reflects a decrease in accounts payable and accrued liabilities during such period resulting from the payment of certain expenses related to previously disclosed events that occurred at our Chinese subsidiaries, which were accrued in prior periods.

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Capital expenditures were approximately $1.9 million for the first nine months of fiscal 2024, compared to approximately $2.3 million in the same period of the prior fiscal year. The Company also expended approximately $847,000, net of cash acquired, to acquire Visimid during the first nine months of fiscal 2024. The first nine months of fiscal 2024 also reflects proceeds of approximately $365,000 from sale-leasebacks of equipment. Capital expenditures in the first nine months of fiscal 2024 were largely driven by the Orlando Facility expansion. We constructed additional tenant improvements in our Orlando Facility subject to our continuing lease, of which the landlord agreed to provide $2.4 million in tenant improvement allowances. The balance of the tenant improvement costs was $3.7 million. During fiscal 2023, we expended approximately $2.3 million toward this project, and during the first nine months of fiscal 2024, we expended an additional $1.3 million, with the remaining $0.1 million to be expended during the fourth quarter of fiscal 2024. For the first nine months of fiscal 2023, the majority of our capital expenditures were related to the expansion of our infrared coating and lens diamond turning capacity.

Sales Backlog

Our total backlog at March 31, 2024 was approximately $22.0 million, a decrease of 17%, as compared to $26.6 million as of March 31, 2023. Compared to the end of fiscal 2023, our total backlog increased by 1% during the first nine months of fiscal 2024. The decrease in backlog as compared to March 31, 2023 is primarily due to shipments against the prior period backlog under several annual and multi-year contract renewals.  The timing of multi-year contract renewals are not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received and decrease as shipments are made against these orders.  We anticipate that our existing annual and multi-year contracts will be renewed in future quarters.  The reduction in backlog as a result of these shipments  during the first nine months of fiscal 2024 were partially offset by the following: (i) a significant contract renewal for advanced infrared optics for an international military program, which renewal represented a 40% increase in dollar value as compared to the previous order; and (ii) a significant contract awarded to Visimid by Lockheed Martin in December 2023. In previous years, we have typically received a significant contract renewal from our largest customer for infrared products made of Germanium during the second fiscal quarter. However, as previously disclosed we have decided to reduce the amount of optics we produce from Germanium, both to reduce our risk of supply chain disruption, and more importantly, to work with customers to convert their systems to use optics made of our own BlackDiamond materials. As such, in the second quarter of fiscal 2024, we have not booked our typical annual renewal order for Germanium optics with this customer. Instead, we continue to work with this customer, as well as other customers, to convert their systems to use BlackDiamond optics.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 9, 2024, at 4:30 p.m. ET to discuss its financial and operational performance for its fiscal 2024 third quarter.

Date: Thursday, May 9, 2024

Time: 4:30 p.m. (ET)

Dial-in Number: 1-888-999-3183

International Dial-in Number: 1-240-509-6603

Webcast: Fiscal 2024 Third Quarter Earnings Webcast

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 23, 2024. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #6024748.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

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A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measure, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary BlackDiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas, Texas, Latvia and China.

LightPath's wholly-owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

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Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the impact of varying demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; geopolitical tensions, the Russian-Ukraine conflict, and the Hamas/Israel war; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	June 30,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$3,008,952	$4,687,004
Restricted cash	150,000	2,457,486
Trade accounts receivable, net of allowance of $25,781 and $18,502	4,661,031	6,634,574
Inventories, net	6,827,475	7,410,734
Prepaid expenses and deposits	482,371	570,293
Other current assets	419,797	—
Total current assets	15,549,626	21,760,091

Property and equipment, net	15,940,981	12,810,930
Operating lease right-of-use assets	7,164,556	9,571,604
Intangible assets, net	4,085,141	3,332,715
Goodwill	6,764,127	5,854,905
Deferred tax assets, net	140,000	140,000
Other assets	61,041	65,939
Total assets	$49,705,472	$53,536,184
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,797,755	$2,574,135
Accrued liabilities	1,878,449	662,242
Accrued payroll and benefits	1,484,240	1,499,896
Operating lease liabilities, current	1,090,806	969,890
Loans payable, current portion	323,689	1,023,814
Finance lease obligation, current portion	172,904	103,646
Total current liabilities	7,747,843	6,833,623

Deferred tax liabilities, net	473,573	465,000
Accrued liabilities, noncurrent	611,619	—
Finance lease obligation, less current portion	573,130	341,201
Operating lease liabilities, noncurrent	8,315,001	8,393,248
Loans payable, less current portion	275,748	1,550,587
Total liabilities	17,996,914	17,583,659

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
94,500,000 and 44,500,000 shares authorized;
38,126,249 and 34,344,739 shares issued and outstanding	381,262	373,447
Additional paid-in capital	244,188,153	242,808,771
Accumulated other comprehensive income	628,945	606,536
Accumulated deficit	(213,489,802)	(207,836,229)
Total stockholders’ equity	31,708,558	35,952,525
Total liabilities and stockholders’ equity	$49,705,472	$53,536,184

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Revenue, net	$7,699,175	$7,409,648	$23,092,060	$23,249,228
Cost of sales	6,092,988	4,874,244	16,985,846	15,255,567
Gross margin	1,606,187	2,535,404	6,106,214	7,993,661
Operating expenses:
Selling, general and administrative	3,171,770	2,759,306	8,691,395	8,428,132
New product development	569,962	513,694	1,817,598	1,529,738
Amortization of intangible assets	434,403	281,270	1,201,120	843,812
Loss (gain) on disposal of property and equipment	13,248	(58,652)	13,248	(55,910)
Total operating expenses	4,189,383	3,495,618	11,723,361	10,745,772
Operating loss	(2,583,196)	(960,214)	(5,617,147)	(2,752,111)
Other income (expense):
Interest expense, net	(37,649)	(77,094)	(149,048)	(228,705)
Other income (expense), net	29,109	(60,680)	234,024	(34,799)
Total other income (expense), net	(8,540)	(137,774)	84,976	(263,504)
Loss before income taxes	(2,591,736)	(1,097,988)	(5,532,171)	(3,015,615)
Income tax provision	5,798	65,282	121,402	222,416
Net loss	$(2,597,534)	$(1,163,270)	$(5,653,573)	$(3,238,031)
Foreign currency translation adjustment	(112,356)	288,607	22,409	41,903
Comprehensive loss	$(2,709,890)	$(874,663)	$(5,631,164)	$(3,196,128)
Loss per common share (basic)	$(0.07)	$(0.03)	$(0.15)	$(0.11)
Number of shares used in per share calculation (basic)	37,988,770	35,124,095	37,639,464	29,750,138
Loss per common share (diluted)	$(0.07)	$(0.03)	$(0.15)	$(0.11)
Number of shares used in per share calculation (diluted)	37,988,770	35,124,095	37,639,464	29,750,138

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

	Class A Common Stock		Additional Paid-in	Accumulated Other Comphrehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2023	37,344,739	$373,447	$242,808,771	$606,536	$(207,836,229)	$35,952,525
Issuance of common stock for:
Employee Stock Purchase Plan	14,607	146	19,573	—	—	19,719
Exercise of Stock Options, RSUs & RSAs, net	14,482	145	(145)	—	—	—
Issuance of common stock for acquisition of Visimid	81,610	816	149,184	—	—	150,000
Stock-based compensation on stock options, RSUs & RSAs	—	—	240,075	—	—	240,075
Foreign currency translation adjustment	—	—	—	(125,208)	—	(125,208)
Net loss	—	—	—	—	(1,342,376)	(1,342,376)
Balances at September 30, 2023	37,455,438	$374,554	$243,217,458	$481,328	$(209,178,605)	$34,894,735
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	93,940	940	(940)	—	—	—
Stock-based compensation on stock options, RSUs & RSAs	—	—	258,691	—	—	258,691
Foreign currency translation adjustment	—	—	—	259,973	—	259,973
Net loss	—	—	—	—	(1,713,663)	(1,713,663)
Balances at December 31, 2023	37,549,378	$375,494	$243,475,209	$741,301	$(210,892,268)	$33,699,736
Issuance of common stock for:
Employee Stock Purchase Plan	15,840	158	19,800	—	—	19,958
Exercise of Stock Options, RSUs & RSAs, net	225,814	2,258	(2,258)	—	—	—
Issuance of common stock for acquisition of Visimid	267,176	2,672	333,382	—	—	336,054
Issuance of common stock under public equity placement	68,041	680	97,528	—	—	98,208
Stock-based compensation on stock options, RSUs & RSAs	—	—	264,492	—	—	264,492
Foreign currency translation adjustment	—	—	—	(112,356)	—	(112,356)
Net loss	—	—	—	—	(2,597,534)	(2,597,534)
Balances at March 31, 2024	38,126,249	$381,262	$244,188,153	$628,945	$(213,489,802)	$31,708,558

Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Net loss	—	—	—	—	(1,380,700)	(1,380,700)
Balances at September 30, 2022	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	203,586	2,036	(2,036)	—	—	—
Stock-based compensation on stock options, RSUs & RSAs	—	—	487,547	—	—	487,547
Foreign currency translation adjustment	—	—	—	671,125	—	671,125
Net loss	—	—	—	—	(694,061)	(694,061)
Balances at December 31, 2022	27,275,515	$272,755	$233,104,731	$688,421	$(205,864,119)	$28,201,788
Issuance of common stock for:
Employee Stock Purchase Plan	17,236	172	20,338	—	—	20,510
Exercise of Stock Options, RSUs & RSAs, net	847,735	8,478	(8,478)	—	—	—
Issuance of common stock under public equity placement	9,090,910	90,909	9,113,601	—	—	9,204,510
Stock-based compensation on stock options, RSAs & RSUs	—	—	299,038	—	—	299,038
Foreign currency translation adjustment	—	—	—	288,607	—	288,607
Net loss	—	—	—	—	(1,163,270)	(1,163,270)
Balances at March 31, 2023	37,231,396	$372,314	$242,529,230	$977,028	$(207,027,389)	$36,851,183

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(5,653,573)	$(3,238,031)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,985,850	2,359,550
Interest from amortization of debt costs	—	55,680
Loss (gain) on disposal of property and equipment	13,248	(55,910)
Stock-based compensation on stock options, RSUs & RSAs, net	763,258	1,071,183
Provision for credit losses	(4,422)	9,622
Change in operating lease assets and liabilities	47,693	(89,306)
Inventory write-offs to allowance	95,539	70,566
Deferred taxes	8,573	(12,620)
Changes in operating assets and liabilities:
Trade accounts receivable	1,766,594	413,193
Other current assets	(419,797)	-
Inventories	725,460	(1,317,347)
Prepaid expenses and deposits	95,900	(63,624)
Accounts payable and accrued liabilities	32,020	(123,542)
Net cash provided by (used in) operating activities	456,343	(920,586)

Cash flows from investing activities:
Purchase of property and equipment	(1,892,660)	(2,325,155)
Proceeds from sales of equipment	—	65,500
Proceeds from sale-leaseback of equipment	364,710	—
Acquisition of Visimid Technologies, net of cash acquired	(847,141)	—
Net cash used in investing activities	(2,375,091)	(2,259,655)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	39,677	40,380
Proceeds from issuance of common stock under public equity placement	98,208	9,204,510
Borrowings on loans payable	142,853	—
Payments on loans payable	(2,262,798)	(1,648,899)
Repayment of finance lease obligations	(87,610)	(63,345)
Net cash (used in) provided by financing activities	(2,069,670)	7,532,646
Effect of exchange rate on cash and cash equivalents	2,880	42,601
Change in cash, cash equivalents and restricted cash	(3,985,538)	4,395,006
Cash, cash equivalents and restricted cash, beginning of period	7,144,490	5,507,891
Cash, cash equivalents and restricted cash, end of period	$3,158,952	$9,902,897

Supplemental disclosure of cash flow information:
Interest paid in cash	$161,676	$170,109
Income taxes paid	$120,787	$323,414
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through finance lease arrangements	$391,107	83,921

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net loss	$(2,597,534)	$(1,163,270)	$(5,653,573)	$(3,238,031)
Depreciation and amortization	1,042,850	778,668	2,985,850	2,359,550
Income tax provision	5,798	65,282	121,402	222,416
Interest expense	37,649	77,094	149,048	228,705
EBITDA	$(1,511,237)	$(242,226)	$(2,397,273)	$(427,360)
% of revenue	-20%	-3%	-10%	-2%

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